                                                                  EXHIBIT (g)(2)


                         PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS.

                                     COOKER RESTAURANT CORPORATION
                                  CONDENSED CONSOLIDATED BALANCE SHEET
                                              (UNAUDITED)
                                                                           June 28,       December 28,
                                                                             1998             1997
                                                                           --------       ------------
                                                                                  (In Thousands)
                                                ASSETS

Current assets:
    Cash and cash equivalents                                              $  4,504         $  4,685
    Inventory                                                                 1,496            1,509
    Land held for sale                                                           55               55
    Prepaid and other current assets                                            791            1,057
                                                                           --------         --------
         Total current assets                                                 6,846            7,306

Property and equipment                                                      139,812          134,190
Other assets                                                                  1,558            1,425
                                                                           --------         --------

                                                                           $148,216         $142,921
                                                                           ========         ========


                                 LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
    Current maturities long-term debt                                      $  3,300         $   --
    Notes payable                                                               425             --
    Accounts payable                                                          4,207            4,668
    Accrued liabilities                                                       6,810            6,857
    Income taxes payable                                                        848               61
                                                                           --------         --------
         Total current liabilities                                           15,590           11,586

Long-term debt                                                               39,115           42,415
Deferred income taxes                                                         1,813            1,813
Other liabilities                                                               629              635
                                                                           --------         --------

         Total liabilities                                                   57,147           56,449
                                                                           --------         --------

Shareholders' equity:
     Common shares-without par value: authorized 30,000,000
         shares; issued 10,548,000 and 10,548,000 at June 28,
         1998 and December 28, 1997, respectively                            62,555           63,039
     Retained earnings                                                       33,047           29,570
     Treasury stock at cost, 389,000 and 526,000 shares at
         June 28, 1998 and December 28, 1997, respectively                   (4,533)          (6,137)
                                                                           --------         --------

         Total shareholder's equity                                          91,069           86,472
                                                                           --------         --------

                                                                           $148,216         $142,921
                                                                           ========         ========

     See accompanying notes to condensed consolidated financial statements.

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
                                                COOKER RESTAURANT CORPORATION
                                         CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                                         (UNAUDITED)
                                                                        Three Months Ended             Six Months Ended
                                                                      June 28,       June 29,       June 28,       June 29,
                                                                        1998           1997           1998           1997
                                                                      --------       --------       --------       --------
                                                                     (In Thousands Except Per      (In Thousands Except Per
                                                                            Share Data)                   Share Data)
Sales                                                                 $39,955        $33,221        $80,389        $65,728
                                                                      -------        -------        -------        -------

Cost of sales:
       Food and beverage                                               11,495          9,574         22,917         18,833
       Labor                                                           13,930         11,408         27,784         22,577
       Restaurant operating expenses                                    7,349          5,657         14,332         11,113
       Restaurant depreciation                                          1,556          1,060          3,020          2,124
       General and administrative                                       2,387          1,730          4,942          4,123
       Interest expense, net                                              739            416          1,326            675
                                                                      -------        -------        -------        -------

                                                                       37,456         29,845         74,321         59,445
                                                                      -------        -------        -------        -------

Income before income taxes and cumulative effect of a
       change in accounting principle                                   2,499          3,376          6,068          6,283
Provision for income taxes before cumulative effect of
       a change in accounting principle                                   659          1,157          1,890          2,153
                                                                      -------        -------        -------        -------
                Income before cumulative effect of a change
                      in accounting principle                           1,840          2,219          4,178          4,130
Cumulative effect of a change in accounting for preoperational
       costs (less tax of $253)                                          --             --             --              496
                                                                      -------        -------        -------        -------

       Net income                                                     $ 1,840        $ 2,219        $ 4,178        $ 3,634
                                                                      =======        =======        =======        =======

Basic earnings per share:
       Income before cumulative effect of change in
              accounting principle                                    $  0.18        $  0.22        $  0.41        $  0.41
       Cumulative effect of change in accounting for
              preoperational costs                                       --             --             --            (0.05)
                                                                      -------        -------        -------        -------
       Net income                                                     $  0.18        $  0.22        $  0.41        $  0.36
                                                                      =======        =======        =======        =======

Diluted earnings per share:
       Income before cumulative effect of change in
              accounting principle                                    $  0.18        $  0.22        $  0.41        $  0.40
       Cumulative effect of change in accounting for
              preoperational costs                                       --             --             --            (0.05)
                                                                      -------        -------        -------        -------
       Net income                                                     $  0.18        $  0.22        $  0.41        $  0.35
                                                                      =======        =======        =======        =======

Weighted average number of common shares outstanding - basic           10,130         10,019         10,076         10,027
Weighted average number of common shares outstanding - diluted         10,326         10,208         10,253         10,257

     See accompanying notes to condensed consolidated financial statements.

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
                                    COOKER RESTAURANT CORPORATION
                            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                             (UNAUDITED)
                                                                                Six Months Ended
                                                                            June 28,        June 29,
                                                                              1998           1997
                                                                            --------        --------
                                                                                 (In Thousands)
Cash flows from operating activities:
      Net income                                                            $ 4,178         $  3,634
      Adjustments to reconcile net income to net
          cash provided by operating activities:
                 Cumulative effect of change in accounting principle           --                496
                 Depreciation and amortization                                3,249            2,446
                 Deferred income taxes                                         --                253
                 Loss (gain) on sale of property                                  1              (53)
                 Decrease (increase) in current assets                          279             (511)
                 (Increase) decrease in other assets                           (132)              76
                 Increase (decrease) in current liabilities                     357             (872)
                                                                            -------         --------

                 Net cash provided by operating activities                    7,932            5,469
                                                                            -------         --------


Cash flows from investing activities:
      Purchases of property and equipment                                    (8,879)         (14,733)
      Proceeds from sale of property and equipment                                7            1,486
                                                                            -------         --------

                 Net cash used in investing activities                       (8,872)         (13,247)

Cash flows from financing activities:
      Proceeds from note payable                                                425             --
      Payment on note payable                                                  --             (4,613)
      Proceeds from borrowings                                                 --             14,344
      Redemption of debentures                                                 --                (48)
      Exercise of stock options                                               1,121             --
      Purchases of treasury stock                                              --               (585)
      Capital lease obligations                                                 (85)            --
      Dividends paid                                                           (702)            (702)
                                                                            -------         --------

                 Net cash provided by financing activities                      759            8,396
                                                                            -------         --------

Net (decrease) increase in cash and cash equivalents                           (181)             618

Cash and cash equivalents, at beginning of period                             4,685            2,009

Cash and cash equivalents, at end of period                                 $ 4,504         $  2,627
                                                                            =======         ========

     See accompanying notes to condensed consolidated financial statements.

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
                          COOKER RESTAURANT CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         June 28, 1998 and June 29, 1997
                                   (Unaudited)

Note 1:  Basis of Presentation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Cooker Restaurant Corporation and subsidiaries (the "Company"), after elimination of intercompany accounts and transactions, at June 28, 1998 and the statements of income and cash flows for the three months ended June 28, 1998. The results of operations for the three months ended June 28, 1998 are not necessarily indicative of the operating results expected for the fiscal year ended January 3, 1999. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's annual report on Form 10-K for the fiscal year ended December 28, 1997.

Certain amounts in the 1997 financial statements have been reclassified to conform to the 1998 presentation.

Note 2: Earnings Per Share.

In December 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which establishes new guidelines for the calculation of earnings per share. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the exercise of stock options, as well as their related income tax effects. Earnings per share for all prior periods have been restated to reflect the provisions of this statement.

Convertible subordinated debentures outstanding as of June 28, 1998 are convertible into 691,710 shares of common stock at $21.5625 per share and are due October 2002, were not included in the computation of diluted EPS for each quarters ended June 29, 1997 and June 28, 1998 as the inclusion of the convertible subordinated debentures would be antidilutive.

Options to purchase 886,115 and 832,715 shares at prices ranging from $10.375 to $21.75 per share and $10.875 to $21.75 per share, were outstanding for the six months ended June 28, 1998 and June 29, 1997, respectively, but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares for the six months ended June 28, 1998 and June 29, 1997 respectively. The options expire between October 1999 and May 2008 for the six months ended June 28, 1998 and between October 1999 and January 2007 for the six months ended June 29, 1997.

Note 3:  Recent Accounting Pronouncements.

Effective December 29, 1997, the Company adopted the Financial Accounting Standard Board ("FASB") No. 130 "Reporting Comprehensive Income" and No. 131 - "Disclosure about Segments of an Enterprise and Related Information." The adoption of these pronouncements did not have a significant impact on the Company's consolidated financial position, results of operations or cash flows.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This Statement shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company has not determined the effect of the adoption of SFAS No. 133 on the Company's results of operations or statement of financial position.

Note 4:  ESOP Plan Termination.

During the second quarter the Board of Directors approved the termination of the Cooker Restaurant Corporation Employee Stock Ownership Plan (the "Plan"). The effective date of the termination was June 30, 1998. The Plan termination did not have a significant impact on the Company's consolidated financial position, results of operations or cash flows.

Note 5:  Derivative Financial Instruments.

The fair value of the interest swap agreement approximated ($447,000) at June 28, 1998. The fair value is estimated using option pricing models that value the potential for the swaps to become in the money (liability) through changes interest rates during the remaining term of the agreement.

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